Exhibit 99.1

Questions and Answers Related to Taxes on Merchant Hotel Revenue

The New York Times has reported that two states and one municipality believe Expedia and other Internet travel companies should pay sales or occupancy taxes on our merchant hotel revenue.

What is Expedia’s position?

Hotel operators are responsible for collecting and remitting taxes to the tax authorities. Consistent with longstanding industry practice, Expedia and other intermediaries recover the taxes from consumers for hotels, and then remit them back to the hotels that in turn pay the tax authorities. This amount is determined by the hotel as the amount that the hotel owes the state or local jurisdiction in sales, occupancy or other tax. In addition to being longstanding industry practice, we believe that this practice is consistent with the tax laws of most or all jurisdictions. The fact that these rooms are now distributed online does not change our interpretation.

What is Expedia’s potential exposure related to revenue that it has already recognized?

As an intermediary, our role is to recover the taxes owed by the hotels and remit those amounts to the hotels. To the extent that any tax authority believes that our role is something greater than an intermediary or otherwise seeks to tax our merchant hotel revenue, we might have additional tax exposure. The ultimate exposure depends on the number of jurisdictions that prevail in assessing the tax.

Has Expedia taken reserves against this exposure?

We will continue to assess the risks of any potential financial impact, and to the extent appropriate, we will reserve for those. Our decisions with regard to reserves may be more conservative than the position we take with the tax authorities.

What is Expedia’s potential exposure related to future revenue?

As an intermediary, our role is to recover the taxes owed by the hotels and remit those amounts to the hotels. To the extent that any tax authority believes that our role is something greater than an intermediary or otherwise seeks to tax our merchant hotel revenue, we might have additional tax exposure. The ultimate exposure depends on the number of jurisdictions that prevail in assessing the tax.

In its simplest form, we can assume that for any given jurisdiction, the additional tax would be the relevant tax rate multiplied by our merchant hotel revenue. In such a circumstance, we don’t know what portion, if any, of the tax would be passed along to the consumer.

How will Expedia resolve this issue?

We will continue recovering taxes owed by the hotels and remitting those amounts to the hotels. In addition, we will cooperate fully with any taxing jurisdiction that indicates an interest in this matter.